[THERMO POWER LOGO HERE]









                                                       February 13, 1996

     Dear Stockholder:

          The enclosed Notice calls the 1996 Annual Meeting of the Stockholders of Thermo Power Corporation. I respectfully request all Stockholders attend this Meeting, if possible.

          Our Annual Report for the fiscal year ended September 30, 1995 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

          Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by Proxy.

          I would appreciate your immediate attention to the mailing of this Proxy.

                                   Yours very truly,




                                   MARSHALL J. ARMSTRONG
                                   Chairman and Chief Executive Officer
PAGE

     [THERMO POWER LOGO HERE]


                                             February 13, 1996


     To the Holders of the Common Stock of

          THERMO POWER CORPORATION


                            NOTICE OF ANNUAL MEETING

          The 1996 Annual Meeting of the Stockholders of Thermo Power Corporation (the "Corporation") will be held on Monday, March 11, 1996, at 10:00 a.m. at the executive offices of the Corporation, 81 Wyman Street, Waltham, Massachusetts 02254. The purposes of the Meeting are to consider and take action upon the following matters:

          1.   Election of six Directors.

          2. A proposal recommended by the Board of Directors to increase the number of shares of the Corporation's common stock reserved for issuance under the Corporation's Deferred Compensation Plan for Directors by 25,000 shares.

          3. A proposal recommended by the Board of Directors to increase the number of shares of the common stock of Thermo Electron Corporation authorized for issuance under the Corporation's Employees' Stock Purchase Plan by 50,000 shares.

          4. Such other business as may properly be brought before the Meeting and any adjournment thereof.

          The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is January 17, 1996.

          The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by Proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

          This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                        SANDRA L. LAMBERT
                                                Clerk
PAGE

                                 PROXY STATEMENT

          The enclosed Proxy is solicited by the Board of Directors of Thermo Power Corporation (the "Corporation") for use at the 1996 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, March 11, 1996, at 10:00 a.m. at the executive offices of the Corporation, 81 Wyman Street, Waltham, Massachusetts, 02254, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about February 15, 1996.

                                VOTING PROCEDURES

          The Board of Directors intends to present to the Meeting the election of six Directors, constituting the entire Board of Directors, as well as two other matters: a proposal to increase the number of shares of the common stock of the Corporation, $.10 par value ("Common Stock"), reserved for issuance under the Corporation's Deferred Compensation Plan for Directors by 25,000 shares and a proposal to increase the number of shares of the common stock of Thermo Electron Corporation ("Thermo Electron") authorized for issuance under the Corporation's Employees' Stock Purchase Plan by 50,000 shares.

          The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

          Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposals, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

          In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For all other matters to be voted upon at the Meeting, including the proposals to increase the number of shares of Common Stock authorized for issuance under the Deferred Compensation Plan for Directors and the number of shares of Thermo Electron common stock authorized for issuance under the Employees' Stock Purchase Plan, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote
                                        1
PAGE
     on the matter, is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of Directors and the increases of stock available under the Deferred Compensation Plan for Directors and the Employees' Stock Purchase Plan, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

          A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Clerk of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

          The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 17, 1996, consisted of 12,453,844 shares of Common Stock. Only Stockholders of record at the close of business on January 17, 1996, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 -- PROPOSAL 1--

                              ELECTION OF DIRECTORS

          Six Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

     Nominees for Directors

          Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron, is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation. Dr. George N. Hatsopoulos, currently a Director of the Corporation, is not standing for reelection.







                                        2
PAGE

     Marshall J. Armstrong   Mr. Armstrong, 60, has been a Director and
                             Chairman of the Board of the Corporation si
                             December 1990 and Chief Executive Officer s
                             April 1991.  He also served as the
                             Corporation's President from November 1992
                             April 1995.  He has been a Vice President o
                             Thermo Electron since 1986. He is also a Director of SatCon Technology Corporation a
                             Thermo Instrument Systems Inc.



     Peter O. Crisp          Mr. Crisp, 63, has been a Director of the
                             Corporation since 1985.   Mr. Crisp has
                             been a General Partner of Venrock
                             Associates, a venture capital investment firm, for more than five years. Mr. Crisp is also a Director of American
                             Superconductor Corporation, Apple Computer,
                             Inc., Evans & Sutherland Computer
                             Corporation, Long Island Lighting Company,
                             Thermedics Inc., Thermo Electron,
                             ThermoTrex Corporation and United States
                             Trust Corporation.


     John N. Hatsopoulos     Mr. Hatsopoulos, 61, has been a Director of
                             the Corporation since 1990 and its Vice
                             President and Chief Financial Officer since
                             1988. Mr. Hatsopoulos has been the Chief
                             Financial Officer of Thermo Electron since
                             1988 and an Executive Vice President of
                             Thermo Electron since 1986. Mr. Hatsopoulos is also a director of Lehman Brothers
                             Funds, Inc., Thermedics Inc., Thermo Ecotek
                             Corporation, Thermo Fibertek Inc., Thermo
                             Instrument Systems Inc., Thermo TerraTech
                             Inc. and ThermoTrex Corporation.  Mr. John
                             N. Hatsopoulos is the brother of Dr. George
                             N. Hatsopoulos, currently a Director of the Corporation.












                                        3
PAGE

     Robert C. Howard        Mr. Howard, 65, has been a Director of the
                             Corporation since its inception. Mr. Howard has been an Executive Vice President of Thermo Electron since 1986. He is also a Director of Thermedics Inc., Thermo
                             Cardiosystems Inc., Thermo Ecotek
                             Corporation, Thermo Instruments Systems
                             Inc., ThermoLase Corporation and ThermoTrex
                             Corporation.



     Donald E. Noble         Mr. Noble, 81, has been a Director of the
                             Corporation since 1990. For more than 20 years, from 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid Incorporated, first with the title of president and then as Chairman of the Board. Mr. Noble is also a Director of Thermo Electron, Thermo Fibertek Inc. and
                             Thermo TerraTech Inc.


     Paul E. Tsongas         Mr. Tsongas, 54, has been a Director of the
                             Corporation since 1987. Mr. Tsongas is a partner in the law firm of Foley, Hoag &
                             Eliot, Boston, Massachusetts. From 1988 to
                             1991, Mr. Tsongas was Chairman of the
                             Massachusetts Board of Regents of Higher
                             Education. From 1979 to 1985, he was a U.S.
                             Senator from Massachusetts. He is also a Director of Boston Edison Corporation, Wang
                             Laboratories Inc., Thermo Fibertek Inc. and
                             Thermo TerraTech Inc.



     Committees of the Board of Directors and Meetings

          The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Mr. Noble (Chairman) and Mr. Crisp. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Crisp (Chairman), Mr. Noble and Mr.
     Tsongas. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met five times, the Audit Committee

                                        4
PAGE
     met twice and the Human Resources Committee met four times during fiscal 1995. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during the fiscal year.

     Compensation of Directors

          Effective January 1, 1995, Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside Directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Prior to January 1, 1995, the annual retainer paid to outside Directors was $2,000. Payment of outside Directors' fees is made quarterly. Mr. Armstrong, Mr. J. Hatsopoulos and Mr. Howard are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

          Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Amounts so deferred are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of January 1, 1996, deferred units equal to 21,175.73 shares of Common Stock were accumulated under the Deferred Compensation Plan. The Board of Directors has recommended that the Stockholders approve an increase of 25,000 shares in the number of shares reserved for issuance under the Deferred Compensation Plan. See "Proposal 2 -- Proposal to Increase the Number of Shares Reserved for Issuance Under the Deferred Compensation Plan for Directors."

          In 1991, the Corporation adopted a directors stock option plan (the "Directors Plan"), which was amended in 1995. The Directors Plan provides for the grant of stock options to purchase shares of Common Stock to outside Directors as additional compensation for their service as Directors. Under the Directors Plan, outside Directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.



                                        5
PAGE

          Pursuant to the Directors Plan, outside Directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

          In addition, under the Directors Plan, outside Directors are automatically granted options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act 1934, as amended (''Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or another Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, each outside Director was granted options to purchase 1,500 shares of common stock of ThermoLyte Corporation at an exercise price of $10.00 per share on March 14, 1995, the date of last year's Annual Meeting of Stockholders.

          The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. An aggregate of 25,000 shares of Common Stock has been reserved for issuance under the Directors Plan.





                                        6
PAGE

                                 STOCK OWNERSHIP

          The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and ThermoLyte Corporation, a majority-owned subsidiary of the Corporation, as of January 1, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and current executive officers as a group.







                    Name (1)              Thermo Power     Thermo       ThermoLyte
                                          Corporation     Electron    Corporation
                                              (2)       Corporation
                                                            (3)

        Thermo Electron Corporation (5)      7,853,606           N/A

        Marshall J. Armstrong                  169,540       118,147            2,

        J. Timothy Corcoran                    138,564        47,148

        Peter O. Crisp                          32,151        64,434

        George N. Hatsopoulos                   54,282     2,328,408

        John N. Hatsopoulos                     45,953       366,725

        Robert C. Howard                        68,281       134,593            2,

        Chester G. Janssens                     89,324        47,831

        Donald E. Noble                         18,485        12,387            1,

        Ravinder K. Sakhuja                     66,531       113,829

        Paul E. Tsongas                         22,216             0            1,

        All Directors and current
        executive                              722,697     3,348,697            7,
        officers as a group (11 persons)





     (1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and ThermoLyte Corporation beneficially owned consist of shares owned by the indicated person, and all share ownership includes sole voting and investment power.

     (2) Shares beneficially owned by Mr. Armstrong, Mr. Corcoran, Mr. Crisp, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Janssens, Mr. Noble, Dr. Sakhuja, Mr. Tsongas and all Directors and executive officers as a group include 165,000, 135,500, 5,600, 40,000, 40,000, 40,000, 81,650, 6,200, 20,000, 4,800 and
          547,750 shares, respectively, that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Crisp, Mr. Noble, Mr. Tsongas and all Directors and executive officers as a group include 8,458, 4,860, 7,856 and 21,174 full shares, respectively, that had been allocated through January 1, 1996, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Armstrong include 1,120 shares held by Mr. Armstrong's spouse and 1,000 shares held by Mr. Armstrong's son. Shares beneficially owned by Dr. G. Hatsopoulos include 114 shares held by Dr. G. Hatsopoulos' spouse. Shares beneficially owned by Mr. J. Hatsopoulos include 2,600 shares each held by Mr.
          J. Hatsopoulos as custodian for the benefit of two of his children. Shares beneficially owned by Mr. Tsongas include 2,078 shares each held by Mr. Tsongas as custodian for two of his minor daughters. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 1, 1996, other than Mr. Armstrong, who beneficially owned 1.3%, and Mr. Corcoran, who beneficially owned 1.1%, of the Common Stock outstanding as of such date; all Directors and executive officers as a group beneficially owned 5.5% of the Common Stock outstanding as of such date.

     (3) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected in May 1995.
                                        7
PAGE

          Shares beneficially owned by Mr. Armstrong, Mr. Corcoran, Mr. Crisp, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Janssens, Mr. Noble, Dr. Sakhuja and all Directors and executive officers as a group include 71,350, 45,548, 5,250, 1,102,200,
          297,880, 40,185,  17,099,  5,250, 48,150  and  1,698,037  shares, respectively, that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Armstrong, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Janssens, Dr. Sakhuja and all Directors and executive officers as a group include 1,600, 1,481, 1,225, 1,963, 890, 889 and 8,867 full shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's Employee Stock Ownership Plan. Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Mr. Noble and all Directors and executive officers as a group include 29,421, 4,860 and 34,281 full shares, respectively, allocated through January 1, 1996 to their respective accounts maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 59,734 shares held by Dr. G. Hatsopoulos' spouse, 112,500 shares held by a QTIP trust for the benefit of Dr. G. Hatsopoulos' spouse and 26,625 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is trustee. Shares beneficially owned by Mr. J. Hatsopoulos include 435 shares each held by a family trust for two of Mr. J. Hatsopoulos' children. As of January 1, 1996, no director or executive officer beneficially owned more than 1% of Thermo Electron common stock outstanding as of such date other than Dr. G. Hatsopoulos, who beneficially owned 2.6% of such stock; all directors and executive officers as a group beneficially owned approximately 3.6% of the Thermo Electron common stock outstanding as of January 1, 1996.

     (4) Shares beneficially owned by Mr. Crisp do not include 100,000 shares owned in the aggregate by entities affiliated with Venrock Associates, of which Mr. Crisp is both a general and limited partner and for which Mr. Crisp disclaims beneficial ownership. Shares beneficially owned by Mr. Tsongas include 1,000 shares owned by Mr. Tsongas' spouse. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding of ThermoLyte as of January 1, 1996; all Directors and executive officers as a group beneficially owned less than 1% of the outstanding common stock as of such date.

     (5) Thermo Electron owned 63.1% of the Common Stock outstanding as of January 1, 1996. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of January 1, 1996, Thermo Electron had the power to elect all of the members of the Corporation's Board of Directors.




                                        8
PAGE

     Disclosure of Certain Late Filings

          Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1995, except in the following instances. A Form 4 for January 1995 filed on behalf of Thermo Electron was amended five days after the original filing to include the acquisition of 50,200 shares on the last day of the month, which were omitted from the original filing. In addition, the Form 5 filings for fiscal 1995 of Mr. Donald
     E. Noble and Mr. Peter O. Crisp, Directors of the Corporation, were amended four days after the original filings to include the quarterly acquisition of phantom stock units on July 1, 1995 pursuant to the Corporation's deferred compensation plan for Directors, which had been erroneously omitted from the original filings.


































                                        9
PAGE

                             EXECUTIVE COMPENSATION

     Summary Compensation Table

          The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and three other most highly compensated executive officers for the last three fiscal years (the "named executive officers"). No other executive officer of the
     Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

          The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                           Summary Compensation Table










                                        Summary Compensation Table


                                          Annual Compensation     Long Term
                                                 (1)             Compensation

                                                                  Securities
     Nameand Principal Position                               Underlying Options
                                                              (No. of Shares and
                                 Fiscal                            Company)
                                 Year    Salary    Bonus             (2)
                                                                                <C

     Marshall J. Armstrong (4)     1995    $163,000  $100,000        --
         Chief Executive Officer   1994    $154,500  $126,000   125,000  (THP)
                                   1993    $145,750  $105,000        --

     J. Timothy Corcoran (5)       1995    $145,507   $83,000    15,000  (THP)
         President                                               30,400  (TMO)
                                   1994    $129,000   $75,000    80,500  (THP)
                                                                  3,900  (TMO)
                                   1993    $102,263   $65,000    40,000  (THP)
                                                                 11,248  (TMO)

     Chester G. Janssens           1995    $145,125   $15,000    12,000  (THP)
         Vice President;                                          2,400  (TMO)
     President, Crusader           1994    $140,000   $35,000    29,650  (THP)
         Engines Division                                        4,125   (TMO)
                                   1993    $113,438   $20,000    2,700   (TMO)


     Ravinder K. Sakhuja (6)       1995    $145,125   $40,000     4,200  (TMO)
          Vice President;          1994    $140,250   $45,000    20,000  (THP)
      President,                                                  5,700  (TMO)
          Tecogen Division         1993    $138,000   $30,000     5,625  (TMO)










     (1) Annual compensation for executive officers generally is reviewed and determined on a calendar-year basis, even though the Corporation's fiscal year ends in September. The salary data presented here has been adjusted to reflect salary paid during the Corporation's fiscal year, while the bonus represents the bonus paid for performance during the calendar year in which the Corporation's fiscal year-end occurred. Bonuses have not yet been determined for calendar 1995; therefore, the bonus amounts shown for fiscal 1995 are estimates.

     (2) Mr. Armstrong has served as a vice president of Thermo Electron since 1986 and has been granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation from time to time by Thermo Electron or its other subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation. Options granted by the Corporation are designated in the table as "THP." During the past three fiscal years, Mr. Corcoran, Mr. Janssens and Dr. Sakhuja have been granted options to purchase common stock of Thermo Electron Corporation (designated in the table as "TMO") as part of Thermo Electron's stock option program.


                                       10
PAGE

     (3)  Represents the  amount  of  matching contributions  made  by  the
          individual's   employer   on   behalf   of   executive   officers
          participating in the Thermo Electron 401(k) plan.

     (4) Mr. Armstrong is a vice president and full-time employee of Thermo Electron, but he devotes such time to the affairs of the Corporation as the Corporation's needs reasonably require. The annual cash compensation and other total compensation reported in the table for Mr. Armstrong has been determined and paid by Thermo Electron. The Corporation is allocated a percentage of Mr. Armstrong's annual cash compensation (salary and bonus) for the time he devotes to the affairs of the Corporation, which is reviewed and approved by the Human Resources Committee of the Board of Directors of the Corporation. For fiscal 1995, 1994 and 1993, the Corporation was allocated approximately 60%, 60% and 40%, respectively, of Mr. Armstrong's annual cash compensation.

     (5) Mr. Corcoran was appointed president of the Corporation effective April 1, 1995. Prior to that date, he served as a vice president of the Corporation.

     (6) On December 8, 1995, Dr. Sakhuja resigned his responsibilities as a vice president of the Corporation. He continues to be employed on a half-time basis by the Corporation and its parent corporation, Thermo Electron. Dr. Sakhuja will be paid approximately $73,250 per year under this arrangement, with the Corporation responsible for the payment of 25% of this amount.

     Stock Options Granted During Fiscal 1995

          The following table sets forth information concerning individual grants of stock options made by the Corporation and the other Thermo Electron companies during fiscal 1995 to the named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1995.

          Mr. Armstrong has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries from time to time as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation. Accordingly, options granted by Thermo Electron companies other than the Corporation and its subsidiaries have not been reported in the table.










                                       11
PAGE

                          Option Grants In Fiscal 1995








                                       Option Grants In Fiscal 1995



                                           Percent of                      Potenti
                                             Total                           Value
                             Number of      Options                        Annual
                            Securities     Granted to  Exercise           Price Ap
                        Underlying OptionsEmployees inPrice Per Expiration     Opt
             Name           Granted (1)    Fiscal Year  Share      Date


                                                                              5%

     J. Timothy Corcoran    15,000 (THP)    6.4%          $8.95  12/15/06    $106,
                            30,000 (TMO)    2.0% (2)     $30.07  11/28/06    $717,
                               400 (TMO)   0.03% (2)     $37.27  05/23/98     $2,3

     Chester G. Janssens    12,000 (THP)    5.2%          $8.95  12/15/01     $43,6
                             2,400 (TMO)    0.2% (2)     $37.27  05/23/98     $14,0
     Ravinder K. Sakhuja     4,200 (TMO)    0.3% (2)     $37.27  05/23/98     $24,6





     (1) All of the options granted during the fiscal year are immediately exercisable at the date of grant. However, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five-to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

     (2) These options were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its public subsidiaries.

     Stock Options Exercised During Fiscal 1995 and Fiscal Year-End Values

          The following table reports certain information regarding stock option exercises during fiscal 1995 and outstanding stock options of the Thermo Electron companies held at the end of fiscal 1995 by the named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1995.

















                                       12
PAGE

       AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND FISCAL 1995 YEAR-END
                                  OPTION VALUES







                   Aggregated Option Exercises In Fiscal 1995 And Fiscal 1995 Year
                                            Option Values



                                                                     No. of Unexer
                                                   Shares            Options at Fi
                                                  Acquired   Value       Year-end
                 Name                 Company        on     Realized   (Exercisabl
                                                  Exercise           Unexercisable

     Marshall J. Armstrong (2)   Thermo Power        --        --      165,000 /0<

     J. Timothy Corcoran         Thermo Power        --        --       135,500/0

                                 Thermo Electron     --        --        45,548/0
     Chester G. Janssens         Thermo Power        --        --        81,650/0(
                                 Thermo Ecotek       --        --         3,000/0

                                 Thermo Electron    7,649   $158,077     17,099/0
                                 Thermo Fibertek     --        --         3,000/0
                                 ThermoTrex          --        --          900/0

     Ravinder K. Sakhuja         Thermo Power        --        --        20,000/0
                                 Thermo Ecotek       --        --         3,500/0
                                 Thermo Electron    6,975   $144,619     48,150/0
                                 Thermo Fibertek     --        --         3,000/0
                                 ThermoTrex          --        --         2,700/0













     (1) The shares of common stock shown in the table have been adjusted to reflect the following stock splits: (i) a three-for-two split effected by Thermo Electron in May 1995 and (ii) a three-for-two split effected by Thermo Fibertek Inc. in September 1995. All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end. The shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

     (2) As an executive officer of Thermo Electron, Mr. Armstrong also holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation and ThermoLyte. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

     (3) Options to purchase 30,000 shares of the common stock of Thermo Electron granted to Mr. Corcoran are subject the same terms described in footnote (1), except that the repurchase rights of Thermo Electron generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of Thermo Electron shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.












                                       13
PAGE

     Severance Agreements

          In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo
     Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the Board of Directors of Thermo Electron, (ii) the failure of the Board of Directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the Board of Directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the Board of Directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance (as defined below) equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the qualifying severance. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of September 30, 1995, Mr. Armstrong and Dr. Sakhuja would have received approximately $300,000 and $190,000, respectively.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Executive Compensation

          All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of
                                       14
PAGE
     annual cash bonuses, and long-term incentives in the form of stock options.

          The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

          External  competitiveness  is   an  important   element  of   the
     Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the peer group index, the Dow Jones Industrial Diversified Industry Group Index.

          Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

          Because the compensation practices of the Corporation are guided by the policies of its parent corporation, cash compensation reviews are conducted on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of Thermo Electron. Thermo Electron operates on a fiscal year that ends on the Saturday nearest December 31.

          The process for determining each of these elements for the Corporation's officers is outlined below.

          Base Salary

          Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1995 for the chief executive officer and the other named
                                       15
PAGE
     executive officers generally reflect this practice of gradual increases and moderation.

          Cash Bonus

          The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability, contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron designed to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1995 measured return on net assets, growth in income, and growth in earnings per share, and the Committee's determination also involved an evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of these achievements vary depending on the executive's role and responsibilities within the organization.

          The estimated bonuses for named executive officers approved by the Committee with respect to calendar 1995 performance in each instance exceeded the median potential bonus.

     Stock Option Program

          The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

          The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on
                                       16
PAGE
     stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporation, Thermo Electron, its subsidiary, ThermoLyte, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

          In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a Black-Scholes option-pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of awards to all employees over a five-year period below 10% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

          Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of the Corporation's parent, Thermo Electron, were determined by the human resources committee of the board of directors of that company using a similar analysis.

     CEO Compensation

          The salary and bonus of Mr. Armstrong is established using the same criteria as for the salaries and bonuses for the Corporation's other executive officers. However, the cash compensation for Mr. Armstrong is reviewed and established by the human resources committee of the board of directors of Thermo Electron, due to Mr. Armstrong's position and responsibilities as a vice president of that company. The Corporation's Committee reviews the total annual cash compensation of Mr. Armstrong determined by the Thermo Electron committee and agrees to an allocation of such annual cash compensation to the Corporation, taking into account Mr. Armstrong's relative responsibilities at the Corporation and Thermo Electron. The
     Committee agreed to an allocation of approximately 60% of Mr. Armstrong's calendar 1995 cash compensation to the Corporation.

     Policy on Deductibility of Compensation

          The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to
                                       17
PAGE
     public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based." The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further actions necessary in order to comply with Section 162 (m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

                         Mr. Peter O. Crisp (Chairman)
                         Mr. Donald E. Noble
                         Mr. Paul E. Tsongas









































                                       18
PAGE

                          COMPARATIVE PERFORMANCE GRAPH

          The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Industrial Diversified Industry Group Index.

      Comparison of 1990-1995 Total Return Among Thermo Power Corporation, the American Stock Exchange Market Value Index and the
             Dow Jones Industrial Diversified Industry Group Index.



                              [GRAPH APPEARS HERE]





                    9/28/90  9/27/91  9/26/92 10/1/93   9/30/94  9/30/95

          THP         100      106      91      122      109       189
          AMEX        100      121     123      150      149       177
         DJIDD        100      124     136      199      147       242


          The total return for the Corporation's Common Stock (THP), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Industrial Diversified Industry Group Index (DJIDD) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange ("AMEX"). The Corporation's Common Stock is traded on the AMEX under the ticker symbol "THP."















                                       19
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





                          RELATIONSHIP WITH AFFILIATES

          Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. The Corporation has created ThermoLyte Corporation ("ThermoLyte") as a majority-owned subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

          Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and
     (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

          To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo
     Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered
                                       20
PAGE
     under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

          The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

          As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.2% and 1.25% of the Corporation's revenues for these services in calendar 1995 and for the two-year period beginning calendar 1993, respectively. Beginning January 1, 1996, the fee has been reduced to 1% of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1995, Thermo Electron assessed the Corporation $1,250,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet
                                       21
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





     the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

          The Corporation provides contract administration and other services and data processing services, respectively, to one wholly-owned and four majority-owned subsidiaries of Thermo Electron, which are charged based on actual usage. For these services, the Corporation charged $209,000 in fiscal 1995 to such subsidiaries.

          From time to time, the Corporation may transact business in the ordinary course with other companies in the Thermo Group. All such transactions are on terms comparable to those the Corporation would receive from unaffiliated parties.

          As of September 30, 1995, $22,381,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, government and agency securities, money market funds, certificates of deposit and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

          Thermo Electron owned approximately 60.9% of the Corporation's outstanding Common Stock on January 17, 1996. Thermo Electron intends for the foreseeable future to maintain at least 50% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These and any other purchases may be made either on the open market or directly from the Corporation.

          The Corporation leases an office and laboratory facility from Thermo Electron under an agreement expiring in September 1997. The rental payments made to Thermo Electron, net of sublease income, during fiscal 1995 were $170,000.

          In March 1995, the Corporation's ThermoLyte subsidiary sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock, $0.01 par value, and one redemption right at $10.00 per unit. Venrock Associates, of which Mr. Peter O. Crisp, a Director of the Corporation, is a general partner, purchased 100,000 units in the offering. Holders of the common stock purchased in the offering will have the option to require ThermoLyte to redeem in December 1998 or 1999 any or all of their shares at $10.00 per share. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Corporation has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.
                                       22
PAGE

                                 --PROPOSAL 2--

         PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE
               UNDER THE DEFERRED COMPENSATION PLAN FOR DIRECTORS

          The Board of Directors has recommended that the Stockholders approve an increase of 25,000 shares in the number of shares reserved for issuance under the Corporation's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"). An aggregate of 25,000 shares is currently reserved for issuance under the Deferred Compensation Plan. As of January 1, 1996, deferred units equal to 21,175.73 shares of Common Stock had been accumulated under the Deferred Compensation Plan.

          The proposed increase in the number of shares reserved under the Deferred Compensation Plan is being submitted to the Corporation's Stockholders for approval so that the quarterly accrual of shares under the plan will not be construed as a purchase of shares for purposes of certain limitations on insider trading imposed by the Securities and Exchange Commission. The proposal, if approved by the Stockholders, would increase the total number of shares of Common Stock available for issuance under the Deferred Compensation Plan from 25,000 shares to 50,000 shares.

     Summary of the Deferred Compensation Plan

          A  description  of  the   principal  features  of  the   Deferred
     Compensation Plan follows.

          Participation; Administration

          Any Director of the Corporation who is not also an officer of the Corporation or Thermo Electron may participate in the Deferred Compensation Plan. No Director may defer any fees pursuant to the Deferred Compensation Plan which are to be earned after the later to occur of either (a) the date on which the Director shall retire from or otherwise cease to engage in his principal occupation or employment or (b) the date on which he shall cease to be a Director of the Corporation, or such earlier date as the Board of Directors, with the Director's consent, may designate (the "deferral termination date"). Mr. Crisp, Mr. Noble and Mr. Tsongas are the only Directors of the Corporation currently eligible to participate in the Deferred Compensation Plan.

          Contributions

          A participating Director may elect to have such percentage as he shall specify of the fees otherwise payable to him deferred and paid to him as provided in the Deferred Compensation Plan. See "Election of Directors -- Compensation of Directors" for a description of the fees paid to Directors of the Corporation. All fees deferred at the Director's election are allocated, at the end of each quarter, to a
                                       23
PAGE
     deferred  compensation  account  established  for  each  participating
     Director.

          Conversion of Deferred Fees into Stock Units; Stock Units Subject to the Deferred Compensation Plan

          At the end of each quarter, the amount allocated to a participating Director's deferred compensation account is converted into that number of stock units determined by dividing the accumulated balance in the deferred compensation account by the average closing price per share of the Common Stock for the ten business days up to and including the last business day of that quarter. The number of stock units is rounded to the nearest one-hundredth of a share and is credited to a separate stock unit account established for each participating Director, and the aggregate value of such stock units is charged to such Director's deferred compensation account. Cash and stock dividends paid on the Common Stock are credited to a participating Director's deferred compensation account and stock unit account, respectively, in amounts equal to the cash or stock dividend which the participating Director would have received had he been the owner on the record date for the payment of such dividend of the number of shares of the Common Stock equal to the number of units in his stock unit account on such date. A maximum number of 25,000 shares of the Common Stock (50,000 shares if the proposal is approved) may be represented by stock units credited under the Deferred Compensation Plan, subject to proportionate adjustment in the event of any stock dividend, stock split or other capital change affecting the Common Stock.

          Distribution of Stock and Cash

          Upon the occurrence of a participating Director's deferral termination date, the Corporation shall distribute to the participating Director the number of shares of Common Stock and an amount of cash equal to the number of stock units and amount of cash in such participating Director's stock unit account and deferred compensation account, respectively, at the end of the fiscal year in which the deferral termination date occurs. Such distribution shall be made in ten annual installments, unless the participating Director shall have notified the Corporation prior to the deferral termination date that he desires the distributions to be made over a five-year period, and the distribution of stock and cash shall commence within 60 days after the close of the fiscal year in which the participating Director's deferral termination date occurs. Notwithstanding the foregoing, the Board of Directors may at any time determine, with the participating Director's consent, to make a distribution of all stock and cash (or any remaining portions thereof) to which the participating Director is entitled in a single distribution. All distributions under the Deferred Compensation Plan must be completed by September 30, 2021.




                                       24
PAGE

          Amendment and Termination

          The Deferred Compensation Plan shall terminate, and full distribution shall promptly be made from all participating Directors' deferred compensation accounts and stock unit accounts, upon a change in control of the Corporation. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding common stock of either the Corporation or Thermo Electron or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. In addition, the Board of Directors may at any time, at its discretion, terminate the Deferred Compensation Plan. If the Board of Directors terminates the Deferred Compensation Plan, other than in connection with a change of control, distributions shall be made according to the schedule described above. The Board of Directors may amend the Deferred Compensation Plan at any time; provided, however, that no amendment affecting the cash or credits already in a participating Director's deferred compensation account or stock unit account may be made without the consent of the participating Director.

          Federal Income Tax Aspects

          Federal income tax is not imposed upon a Director at the time fees are deferred and stock units allocated to a Director's account under the Deferred Compensation Plan. A Director who receives a distribution of Common Stock under the Deferred Compensation Plan will generally be subject to tax at ordinary income rates on the fair market value of the Common Stock on the date of distribution. The capital gain or loss holding period will commence on the date the Common Stock is distributed to the Director. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the Director.

          The closing price per share on the American Stock Exchange of the Common Stock on February 1, 1996 was $15.125.

     Recommendation

          The Board of Directors believes that the proposal to increase the shares of Common Stock available under the Deferred Compensation Plan is in the best interests of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the increase. Thermo Electron beneficially owned approximately 63% of the outstanding voting stock of the Corporation on January 1, 1996 and has indicated its intention to vote for the proposal.



                                       25
PAGE

          The affirmative vote of a majority of the Common Stock present and entitled to vote on this matter is required to approve the proposal regarding the Deferred Compensation Plan. The Board of Directors considers the increase in the number of shares available under the Deferred Compensation Plan to be in the best interests of the Corporation and its Stockholders and recommends that you vote FOR the proposed increase. If not otherwise specified, Proxies will be voted FOR approval of this proposal.


                                -- PROPOSAL 3 --

             PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED FOR
                ISSUANCE UNDER THE EMPLOYEES' STOCK PURCHASE PLAN

          The Board of Directors has recommended that the Stockholders approve an increase in the number of shares of common stock of the Corporation's parent company, Thermo Electron, authorized for issuance under the Corporation's Employees' Stock Purchase Plan (the "Stock Purchase Plan") by 50,000 shares.

          The Board of Directors has approved an increase of 50,000 shares in the number of shares of the common stock of Thermo Electron available for issuance under the Stock Purchase Plan, and is recommending this increase to the Stockholders for their approval. The purpose of the Stock Purchase Plan is to grant options to purchase shares of Common Stock of the Corporation and common stock of Thermo Electron to eligible employees of the Corporation. The shares of the common stock of Thermo Electron available for issuance under the Stock Purchase Plan were nearly expended in connection with the Plan's October 31, 1995 purchase date. The Board of Directors believes that it is important for the Corporation to be able to offer employees the opportunity to participate in the ownership and growth of the Corporation and in its parent corporation, Thermo Electron, through the Stock Purchase Plan and wishes to continue the operation of the Plan. Accordingly, the Board of Directors has approved the proposed increase in the number of shares of the common stock of Thermo Electron available for issuance under the Plan by 50,000 shares, subject to Stockholder approval at this Meeting.

     Summary of the Stock Purchase Plan

          A description of the principal features of the Stock Purchase Plan follows.

          Participation; Administration

          All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Corporation are eligible to participate in the Stock Purchase Plan, unless they own more than 5% of the Common Stock of the Corporation.


                                       26
PAGE

          For purposes of determining the term of employment, employees are credited with years of continued employment with Thermo Electron or its other subsidiaries immediately prior to joining the Corporation. Options to purchase shares of common stock of the Corporation or Thermo Electron may be granted from time to time at the discretion of the Board of Directors, which also determines the date upon which such options are exercisable. The number of employees potentially eligible to participate in the Stock Purchase Plan is approximately 500 persons.

          Contributions

          A participating employee may purchase stock only through payroll deductions, which may not exceed 10% of the employee's gross salary or wages during the year. Employees are allowed to decrease, but not increase, the percentage of wages contributed once during the Stock Purchase Plan year. An employee may suspend contribution, but then is not permitted to contribute again for the remainder of the Stock Purchase Plan year.

          Terms of Options

          The exercise price is fixed on the grant date and is 95% of the fair market value for such stock on such date. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. Participants must agree not to resell the shares so purchased for a period of six months following the exercise date. The options are nontransferable and, except in the case of death of employee, may not be exercised if the employee is not still employed by the Corporation at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date. A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded together with interest on such amount as fixed by the Board of Directors from time to time.

          Shares Subject to the Stock Purchase Plan

          The number of shares that are currently available for issuance under the Stock Purchase Plan are 110,533 shares of the Corporation's Common Stock and 14,980 shares of Thermo Electron common stock, subject to adjustment for stock splits and similar events. The proceeds received by the Corporation from exercise under the Stock Purchase Plan will be used for the general purposes of the Corporation. Shares issued under the Stock Purchase Plan may be authorized but unissued shares or shares reacquired by the Corporation and held in its treasury.

          Amendment and Termination

          The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors  may at  any time  or  times amend  or review  the  Stock
                                       27
PAGE

     Purchase Plan for any purpose which may at any time be permitted by law, or may at any time terminate the Stock Purchase Plan, provided that no amendment that is not approved by the Stockholders shall be effective if it would cause the Stock Purchase Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously purchased without such recipient's consent.

          Federal Income Tax Aspects

          Federal income tax is not imposed upon an employee in the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise disposes of the shares acquired pursuant to the Stock Purchase Plan. When an employee sells or disposes of the shares (which will occur more than two years after the options granted), Federal income tax assessed at ordinary income rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and the employee's tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Corporation will not be allowed a deduction under these circumstances for Federal income tax purposes.

          Recommendation

          The Board of Directors believes that the proposal to increase the shares of common stock of Thermo Electron available under the plan is in the best interests of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the increase. Thermo Electron beneficially owned approximately 63% of the outstanding voting stock of the Corporation on January 1, 1996 and has indicated its intention to vote for the proposal.

          The affirmative vote of a majority of the Common Stock present and entitled to vote on this matter is required to approve the proposal regarding the Stock Purchase Plan. The Board of Directors considers the increase in the number of shares of Thermo Electron common stock available under the Stock Purchase Plan to be in the best interest of the Corporation and its Stockholders and recommends that you vote FOR approval of the proposal. If not otherwise specified. Proxies will be voted FOR approval of this proposal.






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                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1996. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1985. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

          Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.


                              STOCKHOLDER PROPOSALS

          Proposals of Stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than October 16, 1996.

                             SOLICITATION STATEMENT

          The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

     Waltham, Massachusetts
     February 13, 1996











                                       29
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                                  FORM OF PROXY
                            THERMO POWER CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 11, 1996

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                                    COMPANY.

          The undersigned hereby appoints Marshall J. Armstrong, John N. Hatsopoulos and Jonathan W. Painter, or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Power Corporation, a Massachusetts corporation (the "Company"), to be held on Monday, March 11, 1996, at 10:00 a.m., and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 17, 1996, with all of the powers the undersigned would possess if personally present at such meeting:

                  (Continued and to be signed on reverse side.)

                    Please mark your
     [   x   ]      votes as in this
                    example.

                                                    FOR         WITHHELD

     1.   Election of directors of the Company    [     ]       [     ]
            (See Reverse)

     For all nominees listed at right, execept vote withheld for the following nominees
     (if any):

     Nominees:
             Marshall J. Armstrong
             Peter O. Crisp
             John N. Hatsopoulos
             Robert C. Howard
             Donald E. Noble
             Paul E. Tsongas
                                                 FOR     AGAINST   ABSTAIN

     2.   Approve an increase in the common
          stock of the Company reserved under  [     ]   [     ]   [     ]
          the Deferred Compensation Plan
          for Directors by 25,000 shares


     3.   Approve an increase in the common
          stock of the Thermo Electron        [     ]   [     ]   [     ]
          Corporation reserved under the
          Employee's Stock Purchase Plan
          by 50,000 shares.

     4. In their discretion on such other matters as may properly come before the Meeting.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

          Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

          PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.




     SIGNATURE(S)_______________________________   DATE_________________

     (Note: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEE, ETC. SHOULD SO INDICATE WHEN SIGNING, GIVING FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, EXECUTE IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF MORE PERSONS, ALL SHOULD SIGN.)